EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-13511, No. 333-136984, and No. 333-184336) on Form S-8 of Universal Stainless and Alloy Products, Inc. of our report dated September 29, 2015, with respect to the statements of financial condition of the Universal Stainless and Alloy Products, Inc. 1996 Employee Stock Purchase Plan as of June 30, 2015 and 2014 and the related statements of income and changes in plan equity for each of the three years in the period ended June 30, 2015, which report appears in the June 30, 2015 Annual Report on the Form 11-K of the Universal Stainless and Alloy Products, Inc. 1996 Employee Stock Purchase Plan.

/s/ Schneider Downs & Co., Inc.
Schneider Downs & Co., Inc. Pittsburgh, Pennsylvania September 29, 2015